UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02.	Results of Operations and Financial Condition.

On August 10, 2009, Arrowhead Research Corporation announced and commented on its third quarter financial results for the quarter ended June 30, 2009. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Current Report on Form 8-K.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Arrowhead Research Corporation (the “Company”) received a staff deficiency letter from The NASDAQ Stock Market on May 20, 2009 indicating that, based on the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the Company does not comply with the minimum stockholders’ equity requirement of $2.5 million for continued listing on The NASDAQ Capital Market as set forth in NASDAQ Listing Rule 5550(b)(1). The notice was previously reported in the Company’s Form 8-K filed on May 27, 2009.

The Company and its subsidiaries have taken the following actions to strengthen the Company’s consolidated balance sheet.

Reduction of Severance Benefits

Effective May 12, 2009, the Company entered into an Amendment to the Severance Agreement with R. Bruce Stewart, the Company’s Executive Chairman. This Executive Chairman agreed to reduce his severance package from $750,000 as of March 31, 2009, to approximately $23,500 for the period ended June 30, 2009. Since the severance liability had been previously accrued, the amendment resulted in an addition of $726,500 to the Company’s consolidated stockholders’ equity. The amendment was reported as a subsequent event in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Sale and License of Calando Assets

On June 23, 2009, the Company’s majority owned subsidiary, Calando Pharmaceuticals, Inc., completed transactions with Cerulean Pharma, Inc. whereby Calando licensed its CyclosertTM drug delivery platform and its clinical candidate, IT-101, for an upfront payment of $2.4 million and future milestone and royalty payments. To facilitate the completion of the transactions, holders (including the Company) of an aggregate of $2.9 million of Calando Unsecured Convertible Promissory Notes converted principal and interest into a newly authorized Calando Series A Preferred Stock. As a result of these transactions, the Company’s consolidated stockholders’ equity increased by approximately $4.5 million. The transactions were previously reported in the Company’s Form 8-K filed on June 29, 2009.

Amendment of TEL Ventures Arrangement

On June 25, 2009, the Company’s majority owned subsidiary, Unidym, Inc., and TEL Ventures, Inc. (“TEL VC”), agreed to postpone and modify certain put rights associated with TEL VC’s purchase of Unidym Series C-1 Preferred Stock in November 2008. The existence of the put rights necessitated the classification of TEL VC’s Preferred Stock Ownership as a liability rather than equity on the Company’s consolidated balance sheet. Also on June 25, 2009, the Company and TEL VC agreed to exchange 75% of TEL VC’s Series C-1 Preferred Stock for an equal number of shares of restricted Company common stock, reducing permanently the number of shares available to TEL VC for put to Unidym. The elimination of the portion of TEL VC’s put rights associated with the Preferred Stock Ownership resulted in a reclassification of the $2 million investment such that $1.5 million of the $2 million liability converted to equity. The agreement was previously reported in the Company’s Form 8-K filed on June 29, 2009.

On July 31, 2009, Unidym met the requirements for the waiver of the remainder TEL VC’s put rights. The waiver will result in the reclassification of the $500,000 liability to equity to be reflected in the Company’s results for the quarter and the year ended September 30, 2009. This transaction was previously reported in the Company’s Current Report on Form 8-K filed on August 5, 2009.

Completion of Financing

Subsequent to June 30, 2009, the Company completed a private placement transaction for $2.76 million in gross proceeds.

On August 10, 2009, the Company reported $3.7 million in stockholders’ equity in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Given events subsequent to quarter end, including the completion of the financing, the waiver of the remainder of TEL VC’s put rights, and taking into consideration the Company’s estimated expenses since quarter end, as of the date of this report, the Company believes that it has regained compliance with the stockholders’ equity requirement for continued listing on The NASDAQ Capital Market as set forth in NASDAQ Listing Rule 5550(b)(1). The filing of this Current Report on Form 8-K completes the Company’s compliance requirements. NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of future periodic reports the Company does not evidence compliance, it may be subject to delisting actions at that time.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated August 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 10, 2009	ARROWHEAD RESEARCH CORPORATION

	By:	/s/ Paul C. McDonnel
Paul C. McDonnel Chief Financial Officer